PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 18, 1998                REGISTRATION NO. 333-59513

                           [GENZYME CORPORATION LOGO]

                        $250,000,000 PRINCIPAL AMOUNT OF
                 5 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005
           6,313,131 SHARES OF GENZYME GENERAL DIVISION COMMON STOCK

     Genzyme previously issued $250,000,000 principal amount of 5 1/4% convertible subordinated notes due 2005. Holders of these notes can convert principal into shares of Genzyme General Division Common Stock. This prospectus supplement relates to sales of these notes and such shares.

     A copy of the prospectus dated September 18, 1998 should be delivered to you together with this prospectus supplement. In deciding whether to invest, you should carefully review the information in the prospectus and this prospectus supplement.

                            ------------------------

     INVESTING IN THE 5 1/4% CONVERTIBLE SUBORDINATED NOTES AND SHARES OF GENZYME GENERAL DIVISION COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 16, 1998.

  Genzyme Corporation - One Kendall Square - Cambridge, Massachusetts 02139 -
                                 (617) 252-7500
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                            SELLING SECURITYHOLDERS

     The information in the following table is presented as of October 15, 1998 and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                                                              NUMBER OF
                                        PRINCIPAL AMOUNT                      SHARES OF        NUMBER OF SHARES OF
                                            OF NOTES                         GGD STOCK(+)     GGD STOCK(+) ISSUABLE
                                          BENEFICIALLY      PERCENTAGE       BENEFICIALLY      UPON CONVERSION OF
                                           OWNED THAT        OF NOTES       OWNED PRIOR TO       THE NOTES THAT
                 NAME                     MAY BE SOLD       OUTSTANDING        OFFERING          MAY BE SOLD(1)
                 ----                   ----------------   -------------   ----------------   ---------------------
BancBoston Robertson Stephens.........     $2,900,000           1.2           0                       73,232
Chartwell Dividend & Income Fund,
  Inc.................................      1,000,000             *           0                       25,252
Delta Air Lines Master Trust (Calamos
  Asset Management, Inc.).............      2,775,000           1.1           0                       70,075
Delta Air Lines Master Trust (Oaktree
  Capital Management, LLC)(2).........      1,250,000             *           0                       31,565
McMahan Securities Company, L.P.......         20,000             *           0                          505
National Union Fire Insurance Company
  of Pittsburgh (GEM Capital
  Management, Inc.)...................      2,500,000           1.0           0                       63,131
National Union Fire Insurance Company
  of Pittsburgh (Zazove Associates)...      1,000,000             *           0                       25,252
NationsBanc Montgomery Securities,
  LLC.................................      5,000,000           2.0           0                      126,262
OCM Convertible Trust(3)..............      2,730,000           1.1           0                       68,939
Partner Reinsurance Company,
  Ltd.(4).............................        540,000             *           0                       13,636
Raytheon Company Master Pension
  Trust(5)............................      1,460,000             *           0                       36,868
State Employees' Retirement Fund of
  the State of Delaware(6)............      1,005,000             *           0                       25,378
State of Connecticut Combined
  Investment Funds(7).................      3,555,000           1.4           0                       89,772
Teachers Insurance and Annuity
  Association of America..............      4,000,000           1.6           0                      101,010
Vanguard Convertible Securities Fund,
  Inc.(8).............................      2,360,000             *           0                       59,595

---------------

 +  Genzyme General Division Common Stock.

 *  Less than 1%.

(1) Assumes conversion of the full amount of notes held by such holder at the initial rate of 25.2525 shares of Genzyme General Division Common Stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may be adjusted under certain circumstances. See "DESCRIPTION OF NOTES -- Conversion Rights" beginning on page 16 of the prospectus. Accordingly, the number of shares of Genzyme General Division Common Stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of Genzyme's Indenture dated May 22, 1998, fractional shares will not be issued upon conversion of the notes; cash will be paid instead of fractional shares, if any.

(2) Represents an additional $150,000 principal amount of the notes acquired after September 11, 1998.

(3) Represents an additional $330,000 principal amount of the notes acquired after September 11, 1998.

(4) Represents an additional $40,000 principal amount of the notes acquired after September 11, 1998.

(5) Represents an additional $170,000 principal amount of the notes acquired after September 11, 1998.

(6) Represents an additional $115,000 principal amount of the notes acquired after September 11, 1998.

(7) Represents an additional $405,000 principal amount of the notes acquired after September 11, 1998.

(8) Represents an additional $290,000 principal amount of the notes acquired after September 11, 1998.

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